Exhibit 99.1

Exhibit 99.1

Impel PHARMACEUTICALS Announces SECOND Quarter 2022 Financial Results and Provides CORPORATE Update

Trudhesa® TRx’s Grew 48% in Q2 2022 to Over 13K: Net Product Revenue Increased 59%

Over Q1 2022 to $2.8 Million

Sales Force expanded by 50% to Capitalize on Prescription Momentum and Market Opportunity

Company reiterated Prescription Guidance Range of 70 -85K TRx’s for 2022

Initiated Proof-of-Concept Study for INP105 in Autism Spectrum Disorder

Impel to Host Investor Conference Call Today at 8:30 A.M. ET

SEATTLE, August 15, 2022 — Impel Pharmaceuticals (NASDAQ: IMPL), a commercial-stage pharmaceutical company developing transformative therapies for people suffering from diseases with high unmet medical needs, today reported financial results for the second quarter ended June 30, 2022 and provided a corporate update.

“We continue to see robust growth and momentum with Trudhesa®, with a forty-eight percent increase in prescriptions in the second quarter and an achievement of around five percent market share of acute branded prescriptions among prescribers in only nine months since launch. By the end of July, Trudhesa had generated over 31,000 prescriptions to-date,” said Adrian Adams, Chairman of the Board and Chief Executive Officer of Impel Pharmaceuticals. “During the last quarter, we increased our sales force by fifty percent to ninety sales professionals, providing us with greater efficiency in reaching and supporting both our super targets and targets. This in turn places us in a strong position to further accelerate prescription momentum in the second half of the year and to maximize on the continued unmet need in this large and growing migraine market.”

Adams continued, “This quarter was also exciting for Impel as we initiated our proof-of-concept trial, the CALM 201 Study for our second product in development to leverage our proprietary Prescription Olfactory Delivery (POD®) technology, INP105, as an acute treatment for agitation in adolescents with autism spectrum disorder (ASD). We are pleased to be able to move one step closer to potentially treating the one in 160 children worldwide who have been diagnosed with ASD.”

Recent Corporate Highlights

Trudhesa® (Dihydroergotamine Mesylate) Nasal Spray (0.725 Mg Per Spray)

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To-date, Trudhesa continues a strong trajectory with more than 31,000 prescriptions generated since launch (48 percent growth from March 31, 2021, through June 30, 2022). Based on third-party data at the end of July, we believe Trudhesa accounts for 4.7 percent of new branded acute migraine prescriptions (NBRx) among prescribers of Trudhesa.
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Company recently presented Trudhesa data at the American Headache Society annual meeting in June from the pivotal, Phase 3 STOP301 trial of Trudhesa. Highlights from the data included one oral presentation and three poster presentations, which showed the ability to predict responders to Trudhesa early, and Trudhesa efficacy regardless of current preventive therapies or prior acute treatments. The data add to the growing body of evidence supporting a novel method of DHE delivery that can be used regardless of the severity of a migraine attack or the time at which Trudhesa is administered.

Clinical Development

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In July 2022, the Company announced the first patient has been dosed in a Phase 2a proof-of-concept study (the CALM 201 Study) to advance its combination product candidate, INP105, an intranasal olanzapine product (a widely used atypical, second-generation antipsychotic) being developed as an acute treatment for agitation in persons with ASD using Impel’s POD technology. Results are expected in 1H 2023.

Corporate

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In late Q2 2022, Impel expanded its sales force by 50 percent, from 60 to 90 sales professionals, to further capitalize on prescription momentum and the large business opportunity. The increased sales force is expected to enable Impel to amplify sales force effectiveness with increased touch points on high-value target prescribers and align field resources to improve coverage of the acute branded market from 60 percent to 73 percent.

Financial Results for Second Quarter 2022

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Net Product Revenues: The Company’s net revenues from sales of Trudhesa was $2.8 million for the second quarter 2022. As shipments of Trudhesa were initiated to specialty pharmacies in late September 2021 ahead of the October commercial launch, there were no product revenues for the same period of 2021.

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Research and Development (R&D) Expenses: R&D expenses were $4.0 million for the second quarter 2022 compared with $6.1 million for the same period of 2021. The decrease in R&D spending was primarily due to reduction in Trudhesa clinical expenses as the Phase 3 STOP 301 study was closed, partially offset by an increase in spend for the clinical development of INP105.

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Selling, General and Administrative (SG&A) Expenses: SG&A expenses were $18.1 million for the second quarter 2022, compared with $8.9 million for the same period of 2021. The increase in SG&A spending was due primarily due to the ramp up in spending to support the commercialization activities to support the Trudhesa launch.

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GAAP Net Loss: Net losses for the second quarter 2022 were $25.2 million or $1.09 per common share. This is compared to net losses of $15.5 million or $1.10 per common share for the same period in 2021.

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Non-GAAP Net Loss Per Share: Non-GAAP Net Loss Per Share for the second quarter 2022 were $1.09 compared to a Non-GAAP Net Loss Per Share of $0.79 for the same periods in 2021. Non-GAAP Pro Forma Net Loss Per Share gives effect to our reverse stock split, the shares of common stock issued in our April 2021 IPO, shares exchanged for previously issued and outstanding stock warrants of Impel, and the conversion of our convertible preferred stock and our convertible notes into shares of common stock as if such conversions occurred at the beginning of each period presented. Non-GAAP Net Loss Per Share excludes the change in fair value of the convertible notes and interest expense on our convertible notes, the effect of accretion on our redeemable convertible preferred stock and the change in fair value of our redeemable convertible preferred stock warrants, all of which converted to shares of common stock in our April 2021 IPO. Please refer to the section in this press release titled "Reconciliation of GAAP and Non-GAAP Results" for details.

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Cash Runway into 2024

As of June 30, 2022, Impel had approximately $97.8 million in cash and cash equivalents. The Company projects, based on its current operating plan, it has sufficient capital to fund operations into 2024.

Conference Call Information

Impel Pharmaceuticals’ Executive Management will host a live conference call and webcast at 8:30 a.m. ET today to discuss the second quarter 2022 financial results and provide a corporate update. To access the live conference call, please register using the conference link: https://register.vevent.com/. A live webcast of the event will be available on the Investors section of the Impel Pharmaceuticals website at https://investors.impelpharma.com/. A replay of the webcast and accompanying slides will be available on the Impel Pharmaceuticals website following the event

Non-GAAP Financial Measures

We have provided in this press release certain financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Our management uses these non-GAAP financial measures internally in analyzing our financial results and believes that use of these non-GAAP financial measures is useful to investors as an additional tool to evaluate ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable financial measures prepared in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. A reconciliation of our historical non-GAAP financial measures to the most directly comparable GAAP measures has been provided in the financial statement tables included in this press release, and investors are encouraged to review these reconciliations.

About Impel Pharmaceuticals

Impel Pharmaceuticals is a commercial-stage pharmaceutical company developing transformative therapies for people suffering from diseases with high unmet medical needs, with an initial focus on diseases of the central nervous system. Impel offers and is developing treatments that pair its proprietary POD® technology with well-established therapeutics. In addition to Trudhesa® nasal spray, which is approved in the U.S. for the acute treatment of migraine with or without aura in adults, Impel is also developing INP105 for the acute treatment of agitation and aggression in patients with autism.

About Impel’s Precision Olfactory Delivery (POD®) Technology:

Impel’s proprietary POD® technology is able to deliver a range of therapeutic molecules and formulations into the vascular-rich upper nasal space, believed to be a gateway for unlocking the previously unrealized full potential of these molecules. By delivering predictable doses of drug directly to the upper nasal space, Impel’s precision performance technology has the goal of enabling increased and consistent absorption of drug, overriding the high variability associated with other nasal delivery systems, yet without the need for an injection. While an ideal target for drug administration, to date no technology has been able to consistently deliver drugs to the upper nasal space. By utilizing this route of administration, Impel Pharmaceuticals has been able to demonstrate blood concentration levels for its investigational therapies that are comparable to intramuscular (IM) administration and can even reach intravenous (IV)-like systemic levels quickly, which could transform the treatment landscape for central nervous system (CNS) and other disorders. Importantly, the POD technology offers propellant-enabled delivery of dry powder and liquid formulations that eliminates the need for coordination of breathing, allowing for self- or caregiver-administration in a manner that may improve patient outcome, comfort, and potentially, compliance.

About Trudhesa®

Indication

Trudhesa® is used to treat an active migraine headache with or without aura in adults. Do not use Trudhesa to prevent migraine when you have no symptoms. It is not known if Trudhesa is safe and effective in children.

Important Safety Information

Serious or potentially life-threatening reductions in blood flow to the brain or extremities due to interactions between dihydroergotamine (the active ingredient in Trudhesa) and strong CYP3A4 inhibitors (such as protease inhibitors and macrolide antibiotics) have been reported rarely. As a result, these medications should not be taken together.

Do not use Trudhesa if you:

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Have any disease affecting your heart, arteries, or blood circulation.
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Are taking certain anti-HIV medications known as protease inhibitors (such as ritonavir or nelfinavir).
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Are taking a macrolide antibiotic such as clarithromycin or erythromycin.
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Are taking certain antifungals such as ketoconazole or itraconazole.
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Have taken certain medications such as triptans or ergot-type medications for the treatment or prevention of migraine within the last 24 hours.
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Have taken any medications that constrict your blood vessels or raise your blood pressure.
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Have severe liver or kidney disease.
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Are allergic to ergotamine or dihydroergotamine.

Before taking Trudhesa, tell your doctor if:

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You have high blood pressure, chest pain, shortness of breath, heart disease; or risk factors for heart disease (such as high blood pressure, high cholesterol, obesity, diabetes, smoking, strong family history of heart disease or you are postmenopausal, or male over 40); or problems with blood circulation in your arms, legs, fingers, or toes.

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You have or had any disease of the liver or kidney.
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You are taking any prescription or over-the-counter medications, including vitamins or herbal supplements.
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You are pregnant, planning to become pregnant or are nursing, or have ever stopped medication due to an allergy or bad reaction.
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This headache is different from your usual migraine attacks.

The use of Trudhesa should not exceed dosing guidelines and should not be used on a daily basis. Serious cardiac (heart) events, including some that have been fatal, have occurred following the use of dihydroergotamine mesylate, particularly with dihydroergotamine for injection, but are extremely rare.

You may experience some nasal congestion or irritation, altered sense of taste, sore throat, nausea, vomiting, dizziness, and fatigue after using Trudhesa.

Contact your doctor immediately if you experience:

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Numbness or tingling in your fingers and toes
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Severe tightness, pain, pressure, heaviness, or discomfort in your chest
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Muscle pain or cramps in your arms or legs
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Cold feeling or color changes in one or both legs or feet
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Sudden weakness
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Slurred speech
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Swelling or itching

The risk information provided here is not comprehensive. To learn more, talk about Trudhesa with your healthcare provider or pharmacist. The FDA-approved product labeling can be found at www.Trudhesa.com or 1-800-555-DRUG. You can also call 1-833-TRUDHESA (1-833-878-3437) for additional information.

About INP105:

INP105 is an upper nasal formulation of olanzapine administered using Impel’s novel POD® technology and being developed for the potential treatment of agitation and aggression associated with autism spectrum disorder. The POD® is a novel, simple-to-use device designed to deliver consistent and predictable doses of drug. INP105 delivers olanzapine to the richly vascularized upper nasal space to offer rapid, consistent, and optimized bioavailability that can be administered by the patient or a caregiver. Olanzapine is the most used treatment for acute agitation, but its use is limited to intramuscular injection and in a hospital setting. INP105 is intended to be a preferred choice for the safe and rapid treatment of acute agitation and because it is designed to be non-invasive, it has the potential to expand the treatment setting beyond the emergency room, such as inpatient treatment or community care facilities and the patient’s home.

Cautionary Note on Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, the potential clinical benefits of Trudhesa®, the market opportunities of Trudhesa within the migraine market, the speed of uptake and market growth of Trudhesa, the effectiveness of the Trudhesa sales force, the timing of announcements of clinical results and clinical development activities of Impel’s product candidates, and Impel’s cash runway. Forward-looking statements can be identified by words such as: “believe,” “may,”

“will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” or the negative or plural of these words or similar expressions. These statements are subject to numerous risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including but not limited to, Impel’s ability to maintain regulatory approval of Trudhesa, its ability to execute its commercialization strategy for Trudhesa, its ability to develop, manufacture and commercialize its other product candidates including plans for future development of its POD® devices and plans to address additional indications for which Impel may pursue regulatory approval, whether results of preclinical studies or clinical trials will be indicative of the results of future trials, and the effects of COVID-19 on its clinical programs and business operations. Many of these risks are described in greater detail in Impel’s filings with the Securities and Exchange Commission. Any forward-looking statements in this press release speak only as of the date of this press release. Impel assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Impel, POD and the Impel logo are trademarks of Impel Pharmaceuticals Inc. To learn more about Impel Pharmaceuticals, please visit our website at https://impelpharma.com.

IMPEL PHARMACEUTICALS INC. Condensed Consolidated Balance Sheet (In thousands, except share and per share data)
	June 30, 2022	December 31, 2021

Assets
Current assets:
Cash and cash equivalents	$97,827	$88,212
Trade receivables, net	4,794	1,352
Inventory	6,929	2,824
Prepaid expenses and other current assets	4,882	2,188
Total current assets	114,432	94,576
Property and equipment, net	2,769	3,149
Operating lease right-of-use assets	3,046	—
Other assets	187	187
Total assets	$120,434	$97,912
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,747	$6,367
Accrued liabilities	9,043	8,950
Current portion of deferred royalty obligation	2,518	—
Current portion of operating lease liability	1,276	—
Common stock warrant liability	711	637
Total current liabilities	18,295	15,954
Operating lease liability, net of current portion	1,787	—
Derivative liability	863	—
Deferred royalty obligation, net of current portion	48,370	—
Long-term debt	47,209	29,450
Total liabilities	116,524	45,404
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized: none issued	—	—
Common stock, $0.001 par value; 300,000,000 shares authorized; 23,196,313 and 23,037,298 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	23	23
Additional paid-in capital	270,859	267,283
Accumulated deficit	(266,972)	(214,798)
Total stockholders’ equity	3,910	52,508
Total liabilities and stockholders’ equity	$120,434	$97,912

Impel Pharmaceuticals Inc. Condensed Consolidated Statement of Operations and Comprehensive Loss (in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Product revenue, net	$2,803	$—	$4,562	$—
Cost of goods sold	1,737	—	2,770	—
Gross profit	1,066	—	1,792	—
Operating expenses:
Research and development	3,951	6,076	7,601	10,174
Selling, general and administrative	18,095	8,862	37,894	14,633
Total operating expenses	22,046	14,938	45,495	24,807
Loss from operations	(20,980)	(14,938)	(43,703)	(24,807)
Other income (expense), net :
Interest income (expense), net	(3,450)	(534)	(7,877)	(1,051)
Other income (expense), net	(774)	(10)	(594)	(915)
Total other income (expense), net	(4,224)	(544)	(8,471)	(1,966)
Loss before income taxes	(25,204)	(15,482)	(52,174)	(26,773)
Provision for income taxes	—	—	—	—
Net loss and comprehensive loss	$(25,204)	$(15,482)	$(52,174)	$(26,773)
Accretion on redeemable convertible preferred stock	—	—	—	129
Net loss attributable to common stockholders	$(25,204)	$(15,482)	$(52,174)	$(26,902)
Net loss per share attributable to common stockholders, basic and diluted	$(1.09)	$(1.10)	$(2.25)	$(3.60)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	23,178,302	14,119,672	23,161,133	7,475,242

Impel Pharmaceuticals Inc. Earnings Per Share (in thousands, except share and per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
GAAP Basic and Diluted EPS
Numerator:
Net loss and comprehensive loss	$(25,204)	$(15,482)	$(52,174)	$(26,773)
Add: Accretion of preferred stock to redemption value	—	—	—	(129)
Net loss attributable to common shareholders	$(25,204)	$(15,482)	$(52,174)	$(26,902)
Denominator:
Weighted-average common shares shares outstanding, basic and diluted	23,178,302	14,119,672	23,161,133	7,475,242
Net loss per share attributable to common shareholders, basic and diluted	$(1.09)	$(1.10)	$(2.25)	$(3.60)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Non-GAAP loss per share information:
Numerator:
Historical net loss attributable to common shareholders	$(25,204)	$(15,482)	$(52,174)	$(26,902)
Accretion of preferred stock to redemption value	—	—	—	129
Change in fair value of convertible notes	—	—	—	839
Change in fair value of redeemable convertible preferred stock warrant liabilities	—	—	—	54
Interest expense on convertible notes	—	28	—	55
Non-GAAP pro forma net loss attributable to common stockholders	$(25,204)	$(15,454)	$(52,174)	$(25,825)
Denominator:
Common shares outstanding:
Weighted average common shares outstanding	23,178,302	14,119,672	23,161,133	7,475,242
Shares issued in IPO	—	1,523,810	—	3,418,048
Common shares issued upon conversion of preferred stock	—	3,601,657	—	8,078,855
Automatic exchange of Avenue warrant	—	30,761	—	68,999
Issuance of shares of common stock pursuant to the cash and net exercise of warrants	—	17,576	—	46,132
Shares issued upon conversion of convertible notes	—	159,881	—	358,629
Weighted-average number of common shares outstanding used to compute pro forma net loss per share, as adjusted, basic and diluted	23,178,302	19,453,357	23,161,133	19,445,905
Pro forma net loss per share attributable to common shareholders, basic and diluted	$(1.09)	$(0.79)	$(2.25)	$(1.33)

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